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March 10, 1999

Philip Green
Group Company Secretary
Meggitt PLC
Farrs House
Cowgrove Wimbourne
Dorset, BH21 4EL
United Kingdom

Dear Mr. Green:

You have requested information regarding Whittaker Corporation (the "Company", "us" or "we") in connection with your consideration of the possible acquisition of the Company (a "Possible Transaction"). In consideration of our furnishing you with the Evaluation Materials (as defined below) you agree as follows:

Confidentiality of Evaluation Materials

You will treat confidentially any information that either we or our financial advisors, CREDIT SUISSE FIRST BOSTON CORPORATION ("CSFB") and CIBC OPPENHEIMER CORP. ("CIBC OPPENHEIMER"), or our other representatives furnish to you in connection with a Possible Transaction involving the Company, together with analyses, compilations, studies or other documents prepared by you, or your Representatives which contain or otherwise reflect such information (collectively, the "Evaluation Materials"). The term "Representatives" of a person shall mean the affiliates, officers, directors, employees, agents or representatives of such person and any potential lenders to such person in connection with such Possible Transaction.

The term "Evaluation Materials" includes information furnished to you orally or in writing (whatever the form or storage medium) or gathered by inspection, and regardless of whether such information is specifically identified as "confidential". The term "Evaluation Materials" does not include information which (i) is or becomes available to the public other than as a result of a disclosure by you or your Representatives, or (ii) was or becomes available to you on a non-confidential basis prior to its disclosure to you by the Company or its Representatives from a source other than the Company or its Representatives, provided that such source is not known by you to be prohibited from disclosing such information to you by a contractual, legal or fiduciary obligation to the Company or its Representatives.




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Use of Evaluation Materials

You will not use any of the Evaluation Materials for any purpose other than the exclusive purpose of evaluating a Possible Transaction. The Evaluation Materials will be kept confidential and shall not be disclosed, in whole or in part, to any person other than your Representatives and prospective sources of financing for the acquisition who need to know such information for the purpose of evaluating a Possible Transaction between you and the Company. You agree to inform each of your Representatives of the confidential nature of such information and to direct such persons to treat such information confidentially in accordance with this Agreement. Any other disclosure of such information may only be made if the Company consents in writing prior to any such disclosure. Without limiting the generality of the foregoing, in the event that a Possible Transaction is not consummated you shall not use or allow the use of the Evaluation Materials for any purpose. You will be responsible for any breach of this Agreement by your Representatives and agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Materials.

In the event that you or any of your Representatives receive a request or are required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Evaluation Materials, you or your Representatives, as the case may be, agree to
(i) immediately notify the Company of the existence, terms and circumstances surrounding such a request, (ii) consult with the Company on the advisability of taking legally available steps to resist or narrow such request and (iii) assist the Company in seeking a protective order or other appropriate remedy. In any event, you will not oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Materials. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, (i) you or your Representatives, as the case may be, may disclose to any tribunal only that portion of the Evaluation Materials which you are advised by counsel is legally required to be disclosed, and shall exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded such Evaluation Materials and (ii) you shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by you or your Representatives not permitted by this Agreement.

You hereby acknowledge that, in your examination of the Evaluation Materials, you will receive material nonpublic information concerning the Company, and that you are aware (and that your Representatives who are apprised of this matter have been or will be advised by you) that the United States securities laws restrict the purchase and sale of securities by persons who possess certain nonpublic information relating to the issuer of such securities.


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Non-Disclosure

The disclosure of your possible interest in purchasing the Company could have a material adverse effect on the Company's business if for any reason an agreement of purchase and sale is not consummated. Accordingly, unless required by applicable law, regulation or by the rules of the London Stock Exchange, you agree that prior to the closing of a Possible Transaction, without the prior written consent of the Company, you will not, and you will direct your Representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between you and the Company or any of the terms, conditions or other facts with respect to any such Possible Transaction, including the status thereof. The term "person" as used in this letter shall be broadly interpreted to include, without limitation, any corporation, governmental agency or body, partnership, association or individual.

It is understood that disclosure by the Company or its representatives of your possible interest could have a material adverse effect on your business and it is agreed that, unless required by applicable law or the rules of the New York Stock Exchange, there will be no disclosure to any person as defined above of your interest, unless you give your written consent.

Return of Documents

Upon the Company's request, you shall promptly deliver to the Company or destroy all written Evaluation Materials and any other written materials without retaining, in whole or in part, any copies, extracts or other reproductions (whatever the form or storage medium) of such materials, and shall certify the destruction of such materials in writing to the Company.

No Unauthorized Contact or Solicitation

During the course of your evaluation, all inquiries and other communications are to be made directly to CSFB or CIBC Oppenheimer or employees or representatives of the Company specified by CSFB or CIBC Oppenheimer. Accordingly, you agree not to directly or indirectly contact or communicate with any executive or other employee of the Company concerning a Possible Transaction, or to seek any information in connection therewith from such person, without the express consent of CSFB or CIBC Oppenheimer. You also agree not to discuss with or offer to any third party an equity participation in a Possible Transaction or any other form of joint acquisition by you and such third party without CSFB's or CIBC Oppenheimer's prior written consent.

Without the Company's prior written consent, you will not for a period of two years from the date of this Agreement directly or indirectly solicit any person employed by the Company to leave the Company's employ; provided the foregoing shall not apply to general, untargeted searches by you or by recruiters acting on your behalf.


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Standstill

You agree that until two years from the date of this Agreement, you will not without the prior approval of the Board of Directors of the Company (i) acquire or make any proposal to acquire any securities or property of the Company, (ii) propose to enter into any merger or business combination involving the Company or purchase a material portion of the assets of the Company, (iii) make or participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of any securities of the Company, (iv) form, join or participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company, (v) otherwise act or seek to control or influence the management, Board of Directors or policies of the Company, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing or
(vii) take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger. Except as provided above, you also agree during such period not to request the Company (or its Representatives) to amend or waive any provision of this paragraph.

No Representation or Warranty

Although the Company and CSFB and CIBC Oppenheimer have endeavored to include in the Evaluation Materials information known to them which they believe to be relevant for the purpose of your investigation, you acknowledge and agree that none of the Company, CSFB, CIBC Oppenheimer or any of the Company's other representatives or agents is making any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Materials, and none of the Company, CSFB or CIBC Oppenheimer, nor any of their respective Representatives, will have any liability to you or any other person resulting from the use of Evaluation Materials by you or any of your Representatives. Only those representations or warranties that are made to a purchaser in a definitive sale agreement for the Company ("Sale Agreement") when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such Sale Agreement, will have any legal effect.

You also acknowledge and agree that no contract or agreement providing for the sale of the Company shall be deemed to exist between you and the Company unless and until a Sale Agreement has been executed and delivered by you and each of the other parties thereto, and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with the sale of the Company unless and until a Sale Agreement has been executed and delivered by you and each of the other parties thereto. You also agree that unless and until a Sale Agreement between the Company and you with respect to the acquisition of the Company has been executed and delivered by you and each of the other parties thereto, there shall not be any legal obligation of any kind whatsoever with respect to any such transaction by virtue of this agreement or any other written or oral expression with respect to such transaction except, in the case of this Agreement, for the matters specifically agreed to herein. For purposes of this Agreement, the term "Sale Agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any oral acceptance of an offer or bid by you.


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You further understand and agree that (i) the Company, CSFB and CIBC Oppenheimer shall be free to conduct the process for the Company's sale as they in their sole discretion shall determine (including, without limitation, negotiating with any of the prospective buyers and entering into a Sale Agreement without prior notice to you or to any other person), (ii) any procedures relating to such sale may be changed at any time without notice to you or any other person and (iii) you shall not have any claims whatsoever against the Company, CSFB, CIBC Oppenheimer or any of their respective Representatives arising out of or relating to the sale of the Company (other than those as against the parties to a Sale Agreement with you in accordance with the terms thereof).

Legal Remedy

You agree that the Company would be irreparably injured by a breach of this Agreement by you or your Representatives and that, in such event, the Company shall be entitled, in addition to any and all other remedies, to specific performance and injunctive relief. In the event of litigation relating to this agreement, the non-prevailing party in such litigation shall reimburse the prevailing party for its reasonable legal fees and expenses incurred in connection with such litigation, including any appeals therefrom.

Other

This Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof. This Agreement may be changed only by a written agreement signed by the parties hereto or their authorized representatives.

This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.


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Your obligation under this agreement shall expire two (2) years from the date hereof, except as otherwise explicitly stated above. If you are in agreement with the foregoing, please sign and return one copy of this letter, it being understood that all counterpart copies will constitute but one agreement with respect to the subject matter of this letter.

Very truly yours,

WHITTAKER CORPORATION


By CIBC OPPENHEIMER CORP., solely as Company's representative

By:  /s/ Robert Puopolo
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Name: Robert Puopolo
Title: Managing Director

Accepted and agreed to as of the date hereof:

MEGGITT PLC

By:  /s/Philip Green
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Name: Philip Green
Title: Group Company Secretary





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